Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2021 Fourth Quarter and Full Year Financial Results

-- Double-Digit Year over Year Revenue Growth --

-- Strong Operating Cash Flow --

-- Progress on Key Growth Initiatives: Commercial Expansion, Strategic Marketing, Research & Development, Infrastructure Investment --

-- Provides Update on Fiscal 2022 Strategic Priorities --

New Prague, Minnesota – August 24, 2021 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months (“Q4 FY 2021”) and full year (“FY 2021”) ended June 30, 2021.

Q4 FY 2021 Financial Highlights

●

Net revenue increased 37.7% to $9.5 million, from $6.9 million for the three months ended June 30, 2020 (“Q4 FY 2020”), driven by 33.6% home care revenue growth and 90.6% growth in institutional sales.

●

Operating income totaled $0.7 million, compared to $1.3 million in Q4 FY 2020. The prior year period included $0.9 million of government stimulus income from the Provider Relief Fund established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

●	Net income was $0.4 million, or $0.04 per diluted share, compared to $1.3 million, or $0.15 per diluted share, in Q4 FY 2020.
●	Repurchased $1.1 million of common stock under new $3.0 million share repurchase program.
●

Cash as of June 30, 2021 was $11.9 million, benefiting from $0.8 million in operating cash flow in Q4 FY 2021 and offset by the repurchase of approximately $1.1 million of common stock at an average price of $10.79 per share.

FY 2021 Financial Highlights

●	Net revenue increased 10.1% to $35.8 million from $32.5 million during the fiscal year ended June 30, 2020 (“FY 2020”), driven by 12.5% home care revenue growth.
●

Operating income totaled $3.1 million, compared to $5.1 million in FY 2020. The prior year period included $0.9 million of government stimulus income from the Provider Relief Fund established under the CARES Act.

●	Net income totaled $2.4 million, or $0.27 per diluted share, compared to $4.2 million, or $0.47 per diluted share, in FY 2020.
●	Cash increased by $1.4 million during fiscal 2021, benefitting from $3.1 million in operating cash flow.

FY 2021 Strategic Investments to Enhance Future Growth

●	Increased investment in commercial expansion, including Marketing & Clinical Field Support.
●	Increased investment in direct-to-consumer and digital marketing.
●

Conducted a comprehensive research study focused on bronchiectasis and HFCWO market to strengthen respective growth strategies for sales team expansion and clinical study opportunities, and assist in identifying new market development strategies.

●	Increased spending on research and development for next generation product.
●	Made key infrastructure investments, including implementing a new revenue cycle management system.
●	Advanced clinical studies to further demonstrate the benefits of SmartVest® Airway Clearance devices.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We delivered exceptional results, including double-digit revenue growth and strong cash flows, in the fiscal 2021 fourth quarter and fiscal 2021 full year, notwithstanding the industry-wide disruption in patient visits and sales representative access caused by the COVID-19 pandemic. These results reflect investments we are making in our commercial organization, marketing and brand recognition, next generation product development, and new clinical studies to further validate the benefit of our technology in improving patient care. Indeed, our entire team performed well to ensure that our SmartVest® Airway Clearance devices reached patients in need of high frequency chest wall oscillation despite the pandemic.”

Fiscal 2022 Strategic Priorities

Ms. Skarvan continued, “We enter fiscal 2022 encouraged by the ongoing nationwide deployment of vaccinations and the extension of the provisional waiver from the Centers for Medicare & Medicaid Services. Our strong fiscal 2021 results, as well as the large and underpenetrated bronchiectasis market, reinforce our confidence in the strategic growth investments we are making and our ability to continue generating sustainable profitable growth, improved operating margins and enhanced shareholder value.”

For fiscal 2022, strategic investments and priorities include:

●

Increasing sales and marketing investments to expand the Company’s sales force in regions of the U.S. where there is a high incidence of bronchiectasis diagnosing physicians and increase awareness for the SmartVest brand through direct-to-consumer and digital marketing initiatives;

●	Completing the final phases of development for the Company’s next generation SmartVest product, which is targeted for launch in the first half of fiscal 2023 following FDA 510(k) clearance;
●

Advancing enrollment in existing clinical studies to further demonstrate the clinical benefits of SmartVest® for patients with compromised pulmonary function. The Company’s prospective bronchiectasis outcomes multi-site study enrollment is at approximately 25% to-date, after enrollment was put on hold for several months by the study sites due to the COVID-19 pandemic; and

●	Exploring additional studies during the year, including a post surveillance study with SmartVest patients using an industry approved quality of life questionnaire.

For fiscal 2022, the Company is targeting growth faster than the homecare HFCWO market by taking market share and with deeper penetration of SmartVest prescribing physicians in the largest, fastest growing segments: adult pulmonology/bronchiectasis.

Q4 FY 2021 Review

Net revenue in Q4 FY 2021 increased 37.7% to $9.5 million, from $6.9 million in Q4 FY 2020, primarily driven by higher home care revenue. Home care revenue increased 33.6% to $8.5 million from $6.3 million in Q4 FY 2020, primarily due to an increase in referrals and approvals as patient clinic visits and face-to-face access for the Company’s sales representative increased substantially from COVID-19 driven limitations in the prior fiscal year.

Field sales employees totaled 46, of which 37 were direct sales, at the end of Q4 FY 2021, compared to 44 at the end of Q4 FY 2020, of which 37 were direct sales. In July 2021 the Company added three new direct sales representatives and one new regional manager.  Sales force productivity continued to improve during the quarter, with annualized home care revenue per direct sales rep at $906,000, above the targeted range of $750,000 to $850,000.

Institutional revenue increased 90.6% to $520,000 from $273,000 in Q4 FY 2020, primarily due to an increase in volume of devices and garments sold as hospitals returned to more normal purchasing activity.

Gross profit in Q4 FY 2021 increased 24.0% to $6.9 million, or 73.2% of net revenue, from $5.6 million, or 81.3% of net revenue, in Q4 FY 2020. The increase in gross profit dollars was primarily due to the increase in home care revenue. The decrease in gross profit percentage was due to higher warranty costs related to an increase in the product components included in the warranty reserve calculation, costs associated with the discontinuation of the Company’s SV2100 device in the United States, a lower mix of home care revenue as compared to the prior year period, and some limited product input cost increases. Electromed expects gross margin percentage to be in the mid to high 70% range moving forward, which is consistent with our historical gross margin performance range.

Selling, general and administrative (“SG&A”) expenses in Q4 FY 2021 increased by $1.2 million to $6.0 million from $4.8 million in Q4 FY 2020. The increase in SG&A spending was primarily due to increased investments in sales and marketing headcount, higher compensation costs related to stronger revenue performance, and increased direct-to-consumer marketing. As a percentage of revenue, SG&A expenses were 62.9% compared to 69.7% in the same period in the prior year. Research and development expenses decreased to $326,000 from $415,000 in Q4 FY 2020. The Company continued to invest in its next generation device at a rate consistent with past recent quarters and expects to launch the product in the first half of fiscal 2023 following FDA 510(k) clearance.

Operating income totaled $0.7 million, compared to $1.3 million in Q4 FY 2020. The prior year period included $0.9 million of government stimulus from the Provider Relief Fund established under the CARES Act which was intended to offset losses in revenue and expenses Medicare fee-for-service providers incurred due to the impacts of the COVID-19 pandemic. The decline in operating income for Q4 FY 2021 was driven primarily by increased strategic investments in SG&A, offset by higher gross margin dollars resulting from the stronger home care revenue performance.

Net income before income taxes totaled $0.7 million compared to $1.3 million in Q4 FY 2020.

Net income was $0.4 million, or $.04 per diluted share, compared to $1.3 million, or $0.15 per diluted share, in Q4 FY 2020. In Q4 FY 2021, income tax expense totaled $250,000, compared to an income tax benefit of $9,000 in the same period of the prior year. The prior year period included a discrete tax benefit of $343,000 that was recognized as a result of the exercise of outstanding stock options.

FY 2021 Summary

For the fiscal year ended June 30, 2021, revenue grew 10.1% to $35.8 million, from $32.5 million in FY 2020, driven by a 12.5% increase in home care revenue and 30.9% increase in distributor revenue, which more than offset a 22.6% decrease in institutional revenue and 8.4% decline in international revenue.

Gross margins were 76.4%, compared to 77.6% in the prior fiscal year, while net income was $2.4 million, or $0.27 per diluted share, compared to $4.2 million, or $0.47 per diluted share, in FY 2020. The Company’s cash increased by $1.4 million, driven by $3.1 million of operating cash flow, partially offset by $1.1 million of cash used to repurchase shares during the year.

Balance Sheet and Share Repurchase Program

The Company’s balance sheet as of June 30, 2021 included cash of $11.9 million, accounts receivable of $17.0 million, no debt, working capital of $27.1 million, and shareholders’ equity of $32.4 million.

In May 2021, Electromed’s Board of Directors approved a new $3.0 million share repurchase program. During Q4 FY 2021, the Company repurchased approximately $1.1 million of common stock under the program, and will continue to evaluate opportunities to repurchase shares in fiscal year 2022.

Conference Call

Management will host a conference call on Tuesday, August 24, 2021 at 4:00 pm CT (5:00 pm ET) to discuss Q4 FY 2021 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)
●	(201) 493-6739 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/46280/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Mike MacCourt, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.
Condensed Balance Sheets

	June 30,
	2021	2020
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$11,889,000	$10,479,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	17,032,000	12,941,000
Contract assets	393,000	903,000
Inventories	2,114,000	3,085,000
Prepaid expenses and other current assets	276,000	353,000
Income tax receivable	-	262,000
Total current assets	31,704,000	28,023,000
Property and equipment, net	3,605,000	3,788,000
Finite-life intangible assets, net	663,000	598,000
Other assets	88,000	81,000
Deferred income taxes	1,049,000	755,000
Total assets	$37,109,000	$33,245,000

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$33,000	$72,000
Accounts payable	685,000	556,000
Accrued compensation	2,474,000	1,404,000
Income tax payable	288,000	-
Warranty reserve	940,000	740,000
Other accrued liabilities	219,000	214,000
Total current liabilities	4,639,000	2,986,000
Other long-term liabilities	54,000	9,000
Total liabilities	4,693,000	2,995,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value, 13,000,000 shares authorized; 8,533,209 and 8,567,834 issued and outstanding, as of June 30, 2021 and June 30, 2020, respectively	85,000	86,000
Additional paid-in capital	17,409,000	16,480,000
Retained earnings	14,922,000	13,684,000
Total shareholders’ equity	32,416,000	30,250,000
Total liabilities and shareholders’ equity	$37,109,000	$33,245,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$9,469,000	$6,877,000	$35,756,000	$32,471,000
Cost of revenues	2,536,000	1,289,000	8,451,000	7,271,000
Gross profit	6,931,000	5,589,000	27,305,000	25,200,000

Operating expenses
Selling, general and administrative	5,953,000	4,797,000	22,443,000	19,945,000
Research and development	326,000	415,000	1,722,000	1,050,000
Government stimulus income	-	(913,000)	-	(913,000)
Total operating expenses	6,279,000	4,299,000	24,165,000	20,082,000
Operating income	652,000	1,290,000	3,140,000	5,118,000
Interest income, net	10,000	10,000	39,000	121,000
Other expense, net	(12,000)	-	(12,000)	-
Net income before income taxes	650,000	1,300,000	3,167,000	5,239,000

Income tax expense (benefit)	250,000	(9,000)	805,000	1,078,000

Net income	$400,000	$1,309,000	$2,362,000	$4,161,000

Income per share:

Basic	$0.05	$0.16	$0.28	$0.50

Diluted	$0.04	$0.15	$0.27	$0.47

Weighted-average common shares outstanding:
Basic	8,588,093	8,443,954	8,566,224	8,403,220
Diluted	8,897,595	8,968,800	8,911,842	8,826,418

Electromed, Inc.

Condensed Statements of Cash Flows

	Twelve Months Ended June 30,
	2021	2020
	(Unaudited)
Cash Flows From Operating Activities
Net income	$2,362,000	$4,161,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	477,000	619,000
Amortization of finite-life intangible assets	133,000	122,000
Share-based compensation expense	1,024,000	902,000
Deferred income taxes	(294,000)	(126,000)
Changes in operating assets and liabilities:
Accounts receivable	(4,091,000)	(181,000)
Contract assets	510,000	93,000
Inventories	971,000	(449,000)
Prepaid expenses and other assets	151,000	78,000
Income tax receivable	262,000	(262,000)
Income tax payable	288,000	(289,000)
Accounts payable and accrued liabilities	1,284,000	(472,000)
Net cash provided by operating activities	3,077,000	4,196,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(287,000)	(844,000)
Expenditures for finite-life intangible assets	(161,000)	(133,000)
Net cash used in investing activities	(448,000)	(977,000)

Cash Flows From Financing Activities
Taxes paid on stock options exercised on a net basis	(141,000)	(628,000)
Issuance of common stock upon exercise of options	46,000	80,000
Repurchase of common stock	(1,124,000)	-
Net cash used in financing activities	(1,219,000)	(548,000)
Net increase in cash	1,410,000	2,671,000
Cash and cash equivalents
Beginning of period	10,479,000	7,808,000
End of period	$11,889,000	$10,479,000

Supplemental Disclosures of Cash Flow Information

Cash paid for income taxes	$534,000	$1,755,000

Supplemental Disclosures of Noncash Investing and Financing Activities
Property and equipment acquisitions in accounts payable	$10,000	$1,000
Intangible asset acquisitions in accounts payable	$42,000	$6,000
Lease assets obtained in exchange for new operating lease liabilities	$91,000	$120,000